Exhibit 2.1

PURCHASE AGREEMENT

by and between

ATLANTIC TELE-NETWORK, INC.

and

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

dated as of

June 9, 2009

Page

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	15

ARTICLE II
THE TRANSACTION

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

(continued)

Page

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1	Conditions Precedent to Seller’s Obligation to Close	40
Section 6.2	Conditions Precedent to Purchaser’s Obligation to Close	41

ii

(continued)

Page

ARTICLE VII
TERMINATION

Section 7.1	Termination	42
Section 7.2	Consequences of Termination	43

ARTICLE VIII
GENERAL

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 9, 2009, by and between Atlantic Tele-Network, Inc., a Delaware corporation (“Purchaser”), and Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Seller”).  Capitalized terms used and not otherwise defined herein have the respective meanings specified in Section 1.1.

WHEREAS, in connection with the approval by the DOJ, certain States and the FCC of Seller’s acquisition of Alltel Corporation (“Alltel”), Seller has agreed to divest certain assets;

WHEREAS, prior to Closing, Seller shall cause the entities that own and operate such assets and certain related liabilities to transfer such assets and liabilities to a Delaware limited liability company (“Newco”) wholly owned by a Delaware limited liability company to be formed by one or more of the Contributing Entities (“Newco Parent”);

WHEREAS, Purchaser wishes to purchase from Newco Parent, and Seller wishes to cause Newco Parent to sell to Purchaser, all right, title and interest in and to Newco on the terms and conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Purchaser are entering into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which Seller and its Affiliates shall provide certain services to Purchaser and its Affiliates in connection with their operation of the Business after the Closing;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  Except as otherwise provided herein, the capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person.

“Agreement” has the meaning set forth in the Preamble.

“Alltel” has the meaning set forth in the first Recital.

“Allocation Date” has the meaning set forth in Section 5.14.

“Applicable Accounting Principles” has the meaning set forth in Section 2.5(b).

“Assumed Liabilities” means all liabilities and other obligations incurred in the operation of, and that are primarily related to, the Business (excluding liabilities for litigation that is ongoing at the time of the Closing and for income Taxes for pre-Closing tax periods or portions thereof), whether known, unknown, absolute, accrued, contingent or otherwise, and whether due or to become due.

“Business” means the business of marketing, selling and providing mobile wireless telecommunications services conducted by or through the Contributing Entities in their respective Markets using the spectrum authorized by their respective Licenses.

“Business Benefit Plan” has the meaning set forth in Section 3.13(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in New York City, New York.

“Business Employees” means all employees who (a) are identified on Schedule 1A(x) or (b) perform substantially all of their services in the operation of the Business and at a location in the Markets, including such individuals who are not actively at work due to vacation, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence (the number of such individuals as of the date hereof is set forth on Schedule 1A(x)); provided that “Business Employees” shall not include any employee who (i) performs such services primarily at any facility or leased property that is an Excluded Asset or (ii) is identified on Schedule 1A(y).

“Change” means an event, change, occurrence, fact, condition, effect or development.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means the consolidated balance sheet of the Business as of the Closing Date (but without giving effect to the Closing) prepared in accordance with the calculation and accounting principles, practices and methodologies that are consistent with those used in preparing the December 31, 2008 balance sheet included in the Financial Statements.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Subscriber Price Adjustment” has the meaning set forth in Section 2.4.

“Closing Date Subscribers” means the Postpay Subscribers as of the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.5(c).

“Closing Statement Dispute Notice” has the meaning set forth in Section 2.5(d).

“Closing Working Capital” means (i) Current Assets, minus (ii) Current Liabilities.

“Cluster” means a group of Markets required to be divested together to a single acquirer under Section IV.I. of the Proposed Final Judgment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.11(a).

“Contract” means any oral or written agreement, contract, commitment, instrument, undertaking or arrangement.

“Contributing Entities” means the entities listed on Schedule 1B (each a “Contributing Entity”).

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

“Covered Returns” has the meaning set forth in Section 3.11(a).

“Current Assets” means all Transferred Assets that are “current assets” (as such term is defined by GAAP).

“Current Liabilities” means all Assumed Liabilities that are “current liabilities” (as such term is defined by GAAP).

“Damaged Assets” has the meaning set forth in Section 5.15.

“Deferred Asset” has the meaning set forth in Section 5.9.

“Disclosure Schedules” means the Purchaser Disclosure Schedules and the Seller Disclosure Schedules.

“Disputed Item” has the meaning set forth in Section 2.5(d).

“Divestiture Trustee” means the divestiture trustee contemplated by the DOJ Consent Decrees.

“DOJ” means the United States Department of Justice.

“DOJ Consent” means the DOJ’s approval of the transactions contemplated by this Agreement, as required by the terms of each of the DOJ Consent Decrees.

“DOJ Consent Decrees” means (i) the Proposed Final Judgment, (ii) the Modified Final Judgment signed by the United States District Court for the District of Columbia on December 30, 2008 in United States v. Bell Atlantic Corp., et al., Civil Action No. 1:99CV01119 (EGS), and (iii) the Modified Final Judgment signed by the United States District Court for the District of Minnesota on October 31, 2008 in United States & State of Minnesota v. Alltel Corp. & Midwest Wireless Holdings, L.L.C., Case No. 06-3631.

“Environmental Law” means any Law relating to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land, or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” has the meaning set forth in Section 3.13(a).

“Estimated Closing Date Subscribers” has the meaning set forth in Section 2.5.

“Estimated Closing Statement” has the meaning set forth in Section 2.5(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.5(b).

“Excluded Assets” means:

(i)               cash and cash equivalents other than cash included in cash registers in the Markets as of the Closing Date;

(ii)              Excluded Shared Assets;

(iii)             trademarks, trade names and Intellectual Property, including the marks set forth on Schedule 1C, all rights related thereto, and all other Intellectual Property not solely and specifically used in the Business;

(iv)             Business Benefit Plans;

(v)              claims for tax refunds and/or credits for periods prior to the Closing;

(vi)             any recovery in respect of any accounts receivable or other Current Assets that have been written off prior to the Closing in accordance with GAAP in the ordinary course of business consistent with past practice;

(vii)            minute books and tax returns of transferors;

(viii)           insurance policies, other than rights to insurance proceeds under Section 5.15;

(ix)             any Contract with any labor union, labor organization or other representative of employees;

(x)              any Contract with a Multi-line Business Customer the primary business address of which is not in any Market;

(xi)             reseller, sales agent, roaming and interconnection Contracts and arrangements (excluding any of the foregoing specifically and solely relating to the Business); and

(xii)            any other asset listed on Schedule 1C.

“Excluded Market” means any Market that (i) the DOJ has not, within 45 days after the date hereof, indicated to the parties is highly likely to be permitted to be transferred to Purchaser’s control or (ii) the FCC has indicated to the parties is unlikely to be permitted to be transferred to Purchaser’s control.

“Excluded Shared Asset” means any asset used substantially in the operations of Seller’s or any of its Affiliates’ overall wireless telecommunications services business that must be retained to continue the existing operations of the wireless properties that Seller and its Affiliates are not required to divest by the Governing Regulatory Documents, and that either is not capable of being divided between the Business and the wireless telecommunications services businesses not divested or is listed on Schedule 1D.

“FAA” means Federal Aviation Administration.

“FCC” means the Federal Communications Commission.

“FCC Consent” means any required consent of the FCC to the transfer, assignment or change in control of the Licenses pursuant to this Agreement.

“FCC Order” means the decision approving the transfer of control to Seller of the FCC authorizations controlled by Alltel adopted by the FCC, FCC 08-258 (rel. Nov. 10, 2008).

“FCC Rules” has the meaning set forth in Section 3.9.

“Final Order” means action by a Governmental Authority which has not been vacated, reversed, set aside, annulled or suspended and as to which: (i) no request for stay by such authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and the time for filing any such petition has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of such Governmental Authority’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“Financial Statements” has the meaning set forth in Section 3.8.

“Financing Sources” means any one or more Persons (and the Representatives of such Persons) identified by Purchaser to Seller as a possible source of third-party financing Purchaser may elect to seek in connection with the transactions contemplated by this Agreement.

“FTC” means the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Regulatory Documents” means (i) the DOJ Consent Decrees, (ii) the FCC Order and (iii) the Preservation of Assets Orders.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum, radon, asbestos, toxic molds, urea formaldehyde or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Independent Accountant” means a certified public accountant satisfactory to Purchaser and Seller.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights (whether or not registered), software, Internet web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications (including all continuations, continuations-in-part, continuing examinations, reissues, renewals, substitutes, reexaminations and extensions), trade secrets and all similar intellectual property rights anywhere in the world.

“Inventory” means all inventories of mobile telephones and other wireless access devices designed to operate on cellular radiotelephone service frequencies, including, wireless email devices, user unit batteries, SIM cards, spare parts, mobile phone accessories and supplies.

“Knowledge” (i) of Purchaser means the actual knowledge of any executive officer of Purchaser or any of its Subsidiaries and (ii) of Seller means the actual knowledge of the individuals listed in Schedule 1E.

“Law” means any federal, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, injunction, decree, arbitration award, or judgment enacted, promulgated, issued, enforced or entered by any Governmental Authority, or other requirement or rule of law.

“Licenses” means the FCC licenses and authorizations listed on Schedule 1B.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Markets” means the markets specified on Schedule 1B.

“Management Trustee” means the Management Trustee contemplated by the Governing Regulatory Documents.

“Material Adverse Effect” means any Change that, individually or together with any other Change, has or is reasonably likely to have a material adverse effect on (i) the operations of the Business, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Change arising or resulting from (a) compliance by Seller or its Affiliates with the terms and conditions of this Agreement, the Transition Services Agreement or the Governing Regulatory Documents, (b) the announcement or pendency of the transactions contemplated by this Agreement (including any actions by Subscribers or competitors or loss of personnel or Subscribers), (c) matters affecting the wireless communication industry generally or any segment thereof or the economy generally (including legal and regulatory Changes, and Changes generally affecting any national, regional or local market for any communications service), (d) any action taken by Purchaser or its Affiliates relating to the Business, (e) acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, or (f) matters disclosed in the Seller Disclosure Schedules as of the date hereof.

“Multi-line Business Customer” means a corporate or business customer of the Business that contracts with Seller or one of its Affiliates for mobile wireless telecommunications services to provide multiple telephones to its employees or members whose services are provided pursuant to a Contract with the corporate or business customer.

“Newco” has the meaning set forth in the second Recital.

“Newco Membership Interest” has the meaning set forth in Section 2.2(a).

“Newco Parent” has the meaning set forth in the second Recital.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Partnership Interests” means the partnership interests listed on Schedule 1F.

“PCS” means Personal Communications Services as that term is defined in 47 C.F.R. § 24.5.

“Permitted Liens” means (i) statutory liens for taxes, assessments or other governmental charges not yet due or payable, or that are being contested in good faith by appropriate proceedings and that are not material in amount or for which appropriate reserves are reflected in the Financial Statements, (ii) leases and subleases and landlord liens arising thereunder, (iii) statutory or other inchoate liens of mechanics, materialmen, landlords, carriers, warehousemen, repairmen and contractors imposed by Law incurred in the ordinary course of business for sums not yet due and payable, (iv) title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants, easements, rights-of-way and other matters, whether or not of record, that (a) do not, individually or in the aggregate, materially adversely affect the continued use of the encumbered property for the purposes for which such property is currently being used, (b) were or are not created by any party or any of its Affiliates and affect the underlying fee interest of any real property, (c) were or are incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant Transferred Assets, or (d) arose or arise under zoning and subdivision Laws, (v) exceptions that an accurate up-to-date real property survey would show and (vi) any Lien described on Schedule 1H.

“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, governmental authority, or other entity or organization.’

“Postpay Subscribers” means the aggregate number of Subscribers that are in active service and as to which there are no unpaid charges over 120 days past due, excluding Subscribers with telephone numbers assigned pursuant to prepaid and reseller contracts.

“Preservation of Assets Orders” means (i) the Preservation of Assets Stipulation and Order signed by the United States District Court for the District of Columbia on December 8, 2008 in United States et al. v. Verizon Communications Inc. and Alltel Corporation, Civil Action No. 08-1878, (ii) the Order and Stipulation with Respect to Modified Final Judgment and Preservation of Assets signed by the United States District Court for the District of Columbia on December 8, 2008 in United States v. Bell Atlantic Corp., et al., Civil Action No. 1:99CV01119 (EGS), and (iii) the Modified Preservation of Assets Order signed by the United States District Court for the District of Minnesota on October 31, 2008 in United States & State of Minnesota v. Alltel Corp. & Midwest Wireless Holdings, L.L.C., Case No. 06-3631.

“Proposed Final Judgment” means the proposed Final Judgment filed on October 30, 2008 in United States et al.  v. Verizon Communications Inc. and Alltel Corporation, Civil Action No. 08-1878, in the United States District Court for the District of Columbia, as it may be modified upon adoption and entry by such court.

“Purchase Price” means $200,000,000.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedules” means the disclosure schedules delivered by Purchaser to Seller on the date hereof.

“Purchaser 401(k) Plan” has the meaning set forth in Section 5.8(d).

“Purchaser Plans” has the meaning set forth in Section 5.8(c).

“Representative” of any Person means the directors, officers, employees, agents, counsel, investment bankers, accountants and other authorized representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.5(e).

“Roaming Agreement” has the meaning set forth in Section 5.18.

“ROFR Asset Value” has the meaning set forth in Section 5.17(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 1060 Allocation” has the meaning set forth in Section 5.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser on the date hereof.

“Seller 401(k) Plan” has the meaning set forth in Section 5.8(d).

“Subscriber” means a mobile telephone number that (i) is not part of a multi-line consumer account, is associated with a land line rate center that falls within a Market identified on Schedule 1B as being branded “Alltel” and is assigned to an end user, other than pursuant to any contract that is an Excluded Asset, who thereby obtains mobile wireless telecommunications services branded “Alltel” or (ii) is part of a multi-line consumer account, has a primary billing address that falls within a Market identified on Schedule 1B as being branded “Alltel” and is assigned to an end user, other than pursuant to any contract that is an Excluded Asset, who thereby obtains mobile wireless telecommunications services branded “Alltel”.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of the total number of such securities or ownership interests then outstanding are at the time directly or indirectly owned by such Person.

“Tax Return” has the meaning set forth in Section 3.11(c).

“Taxes” has the meaning set forth in Section 3.11(c).

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Seller, Purchaser or any of their respective Affiliates.

“Third Party Rights” has the meaning set forth in Section 5.17(a).

“T-Mobile Roaming Agreement” has the meaning set forth in Section 5.18.

“Transferred Assets” means all assets, tangible or intangible, properties or rights owned, leased or licensed by the Contributing Entities and primarily used in the operation of the Business, other than the Excluded Assets, including (to the extent not an Excluded Asset):

(i)               the Licenses;

(ii)              all network assets and other equipment used primarily in one or more Markets, including transport facilities, test equipment, network management equipment, communication equipment (including transmitters and receivers, antennae, generators, towers, and network facilities);

(iii)             all interest of the Contributing Entities in owned or leased real property (including tower leases) primarily used to support the assets described in the foregoing clause (ii), including all interest of the Contributing Entities in owned or leased real property primarily relating to the cell sites set forth on Schedule 1G;

(iv)             engineering records, customer files, network plans, including all FCC and FAA compliance records of the Business;

(v)              all state and local permits primarily used in one or more Markets;

(vi)             all retail facilities and operations of the Business, including the retail leases set forth on Schedule 1G;

(vii)            vehicles, equipment, furniture and other personal property (owned or leased) located in any Market and primarily used in the Business;

(viii)           Inventory held by any Contributing Entity at any retail outlet within any Market for consumption by or sale to the public solely in connection with the Business;

(ix)             Contracts primarily related to the Business, including Subscriber contracts, agent contracts and contracts with Multi-line Business Customers the primary business address of which is in a Market;

(x)              prepaid expenses and deposits primarily related to any other “Transferred Asset”;

(xi)             the Partnership Interests; and

(xii)            to the extent not otherwise described in subparagraphs (i) through (xi) above, any other asset relating to the Business to the extent required to be divested pursuant to any DOJ Consent Decree.

“Transferred Employees” has the meaning set forth in Section 5.8(a).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Treasury Regulation” means the regulations prescribed under the Code.

“Unresolved Items” has the meaning set forth in Section 2.5(f).

“WARN Act” has the meaning set forth in Section 5.8(f).

Section 1.2             Construction.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement unless otherwise specified.  The words “party” or “parties” shall refer to parties to this Agreement.  References to Recitals, Articles, Sections and Schedules are to Recitals, Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words of one gender shall be held to include the other gender as the context requires.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE II
THE TRANSACTION

Section 2.1                                      Formation of, and Contributions to, Newco.  Prior to Closing, Seller shall cause Newco Parent to form Newco.  Immediately prior to Closing, Seller shall (i) cause the Contributing Entities to contribute to Newco all of the Contributing Entities’ right, title, and interest in and to the Transferred Assets, free and clear of all liens other than Permitted Liens, and (ii) cause Newco to assume the Assumed Liabilities.  All contributions of assets to, or assumptions of liability by, Newco shall be made pursuant to documents of transfer, assignment and contribution or assumption reasonably satisfactory to Purchaser.

Section 2.2                                      Purchase and Sale of the Newco Interest; Purchase Price.

(a)                                  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall cause Newco Parent to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Newco Parent, all of Newco Parent’s right, title and interest in and to its entire membership interest in Newco (the “Newco Membership Interest”), which shall constitute 100% of the membership interests in Newco.

(b)                                 In consideration for the Newco Membership Interest, at the Closing Purchaser shall pay the Purchase Price, subject to adjustment as set forth in Sections 2.5, 5.12(c) and 5.17(b) to, or at the direction of, Seller.

Section 2.3                                      Closing.  Unless otherwise agreed by the parties, the Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m. on the date (the “Closing Date”) that is (x) three Business Days, or (y) if requested by Seller in order to settle or otherwise resolve any Third Party Rights pursuant to Section 5.17, a later date designated by Seller on not less than three Business Days notice to Purchaser that is not more than 30 days, after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  If the Closing occurs, for purposes of this Agreement, the Closing shall be deemed to have occurred at 12:00:01 a.m. Eastern time on the Closing Date or such other time as agreed upon by Purchaser and Seller.

Section 2.4                                      Closing Deliveries.

(a)                                  At the Closing, Purchaser shall deliver to Seller:

(i)                                             by wire transfer of immediately available funds, to one or more accounts designated by Seller at least one Business Day prior to the Closing Date, an amount equal to the Purchase Price, plus (x) the amount, if any, by which Estimated Closing Working Capital is greater than zero, and minus (y) the sum of (1) the amount, if any, by which Estimated Closing Working Capital is less than zero and (2) the product of (A) the amount, if any, by which the Estimated Closing Date Subscribers is less than 520,146 multiplied by (B) $375 (the “Closing Date Subscriber Price Adjustment”);

(ii)                                          a certificate of an officer of Purchaser, dated the Closing Date, certifying that, as of such Closing Date, each of the conditions contained in Section 6.1(b) has been satisfied;

(iii)                                       copies of the Roaming Agreement and the T-Mobile Roaming Agreement, in each case executed by Purchaser.

(b)                                 At the Closing, Seller shall deliver to Purchaser:

(i)                                             an executed copy of a document, in form and substance reasonably satisfactory to Purchaser, transferring the Newco Membership Interest to Purchaser

(ii)                                          a certificate of an officer of Seller, dated the Closing Date, certifying that, as of such Closing Date, each of the conditions contained in Section 6.2(b) has been satisfied;

(iii)                                       true and correct copies of (A) the Organizational Documents of Newco, as in effect on the Closing Date, which shall be reasonably satisfactory to Purchaser, and (B) the resignations of all directors, officers and managers (or the equivalent thereof), if any, of Newco;

(iv)                                      a copy of the Roaming Agreement executed by Seller and Newco; and

(v)                                         a certificate by Seller or non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) in a form reasonably acceptable to Purchaser.

Section 2.5                                      Purchase Price Adjustment.

(a)                                  Closing of the Books on the Closing Date.  In preparation for the Closing, Seller shall use its reasonable best efforts to cause a full balance sheet closing of the books of the Business to take place on the Closing Date as if it were the last day of a fiscal period for the Business.

(b)                                 Pre-Closing Adjustment.  At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) consisting of (i) an estimated Closing Balance Sheet, (ii) an estimated calculation in reasonable detail of Closing Working Capital (“Estimated Closing Working Capital”) derived from such estimated Closing Balance Sheet, (iii) an estimate of the number of Closing Date Subscribers (“Estimated Closing Date Subscribers”) and (iv) a calculation of the amount, if any, by which the payment at Closing will be increased or reduced pursuant to Section 2.4(a)(i).  The Estimated Closing Statement shall be prepared in good faith and in accordance with the example thereof set forth in Schedule 2.5(b), which assumes the Closing occurred on December 31, 2008 and utilizes the calculation and accounting principles, practices and methodologies specified therein (the “Applicable Accounting Principles”).

(c)                                  Closing Statement.  As promptly as practicable following the Closing Date (but in any event within 60 days thereafter) Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) consisting of (i) the Closing Balance Sheet, (ii) a calculation in reasonable detail of Closing Working Capital derived from the Closing Balance Sheet, (iii) a calculation of the number of Closing Date Subscribers and (iv) a calculation of the amount, if any, payable pursuant to clause (h) of this Section 2.5.  The Closing Statement shall be prepared in good faith and in accordance with the example thereof set forth in Schedule 2.5(b), including the Applicable Accounting Principles.  Seller shall use commercially reasonable efforts to provide to Purchaser all information and access to employees as Purchaser shall reasonably request in connection with Purchaser’s preparation of the Closing Statement.

(d)                                 Closing Statement Dispute Notice.  The Closing Statement shall become final, binding and conclusive upon Seller and Purchaser on the 60th day following Seller’s receipt of the Closing Statement unless on or prior to such 60th day Seller delivers to

Purchaser a written notice (a “Closing Statement Dispute Notice”) stating that Seller disputes one or more items contained in the Closing Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item.

(e)                                  Resolution Period.  If Seller delivers a Closing Statement Dispute Notice, then Purchaser and Seller shall seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Purchaser receives the Closing Statement Dispute Notice (the “Resolution Period”).  If Purchaser and Seller reach agreement with respect to any Disputed Items, Purchaser shall revise the Closing Statement to reflect such agreement.

(f)                                    Independent Accountant.  If Purchaser and Seller are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either party, Purchaser and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant; provided that if Purchaser and Seller do not appoint an Independent Accountant within ten days after either Purchaser or Seller gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on Purchaser and Seller.  Purchaser and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.5 and the Applicable Accounting Principles.  Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request.  The determination of the Independent Accountant shall be final, binding and conclusive on Purchaser and Seller absent manifest error, and Purchaser shall revise the Closing Statement to reflect such determination upon receipt thereof.  The fees, expenses and costs of the American Arbitration Association and the Independent Accountant shall be borne in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(g)                                 Access to Information.  Purchaser shall provide promptly to Seller all information and access to employees as Seller shall reasonably request in connection with

Seller’s review of the Closing Statement, including all work papers of the accountants who audited, compiled or reviewed the Closing Statement.

(h)                                 Final Adjustment.

(i)                                     If (A) Closing Working Capital exceeds Estimated Closing Working Capital, then Purchaser shall pay to the Seller an amount equal to such excess; if (B) Estimated Closing Working Capital exceeds Closing Working Capital, then Seller shall pay to Purchaser an amount equal to such excess; (C) if the Closing Date Subscribers is less than 520,146, then (1) Seller shall pay to Purchaser a sum equal to the amount, if any, by which (I) the product of (x) an amount equal to such difference multiplied by (y) $375, exceeds (II) the Closing Date Subscriber Price Adjustment, and (2) Purchaser shall pay to Seller a sum equal to the amount, if any, by which (I) the Closing Date Subscriber Price Adjustment exceeds (II) the product of (x) an amount equal to such difference multiplied by (y) $375; and (D) if the Closing Date Subscribers exceeds 635,734, then Purchaser shall pay to Seller an amount equal to the sum of (I) the product of (x) an amount equal to such excess multiplied by (y) $375, plus (II) the amount determined pursuant to Section 2.4(a)(i)(y)(2).

(ii)                                          The party that is required to make a payment pursuant to Section 2.5(h)(i) shall make such payment within two Business Days after the Closing Statement is finalized pursuant to clause (d), (e) or (f) of this Section 2.5.

(i)                                     Method of Payment, Interest, etc.  Any amount paid pursuant to Section 2.5(h) shall be (i) increased by interest on such amount, compounded daily, at an annual interest rate equal to the 30-day LIBOR in effect at such time, plus 300 basis points, from the Closing Date to and including the date of payment based on a 365 day year, (ii) made by wire transfer of immediately available funds to an account designated by the receiving party and (iii) treated as an adjustment to the Purchase Price for tax reporting purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as disclosed in any form, document, statement or report filed by Alltel or any of its Subsidiaries with the SEC between January 1, 2008 and the date of this Agreement (other than any disclosures set forth in any risk factor section or in any section relating to forward-looking statements), but only to the extent the applicability of such disclosure to any representation or warranty contained in this Article III is reasonably apparent or (ii) as disclosed in the Seller Disclosure Schedules (it being agreed that disclosure of any item in any Section of the Seller Disclosure Schedules shall also be deemed disclosure with respect to any other Section of this Article III to which the relevance of such item is reasonably apparent), and subject to the terms of, and except as required in order to comply with, the Governing Regulatory Documents, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date:

Section 3.1                                      Corporate Status.  Seller is a general partnership duly formed and validly existing under the laws of the State of Delaware.  Each of the Contributing Entities is, and as of the Closing Newco will be, duly organized, validly existing and in good standing under the Laws of the respective states of their organization, and each has, or, in the case of Newco, as of the Closing will have, all requisite corporate or other power and authority to carry on its business as now conducted.

Section 3.2                                      No Divestiture Trustee.  As of the date hereof, no Divestiture Trustee has been appointed and no time period specified in any DOJ Consent Decree for the divestiture of any Transferred Assets has expired.

Section 3.3                                      Authorization; etc.  Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and each of Newco and the Contributing Entities has (or, in the case of Newco, will have) the power and authority to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Seller.  This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.4                                      Governmental Authorization; Non-Contravention.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller and its Subsidiaries, including Newco, of the transactions contemplated by this Agreement will not (i) result in a default under or breach of any material Contract or other instrument, or (ii) require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person (x) in order to comply with the Organizational Documents of Seller, Newco or the Contributing Entities or (y) under any Law or order to which Seller, Newco or the Contributing Entities are subject, except for (A) any notice required to be filed under the HSR Act with either the DOJ or the FTC, (B) any consent, approval or notice required to be obtained from or given to any state public utility commission, (C) any notice to, or any approval of, the DOJ, in consultation with any relevant plaintiff state, required under any DOJ Consent Decree or otherwise, or (D) any transfer application or other filing to be filed with, or any approval of, the FCC.

Section 3.5                                      Ownership of Newco; Assets and Liabilities of Newco.

(a)                                  Immediately prior to the Closing, (i) Newco Parent will hold of record and own beneficially the Newco Membership Interest, free and clear of all Liens and restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), (ii) Newco will own the Transferred Assets free and clear of all Liens (other than Permitted Liens) and will have no other assets, and (iii) Newco will have the Assumed Liabilities and no other liabilities or obligations (except for de minimis liabilities as may arise under its Organizational Documents).  Immediately after the Closing, Purchaser will own the Newco Membership Interest free and clear of all Liens and restriction on transfer (other than restrictions under the Securities Act and state securities laws), and Newco will hold good and valid title to the Transferred Assets, free and clear of all Liens (other than Permitted Liens) or those created or attaching through the Purchaser or its Affiliates.

(b)                                 Newco will be a newly formed limited liability company formed and organized in accordance with the Delaware Limited Liability Company Act for the sole and specific purpose of effecting the transactions contemplated hereby and, prior to the transfer of the Transferred Assets and delegation of the Assumed Liabilities to Newco by Newco Parent will not have any assets, debts or other liabilities and will not have conducted any trade or business or other activity (other than acts incidental to its formation and initial organization).

Section 3.6                                      No Judgments, Litigation.  There is no outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, or any litigation, arbitration, investigation or other proceeding of or before any Governmental Authority pending or, to the Knowledge of Seller, threatened, against Seller, the Contributing Entities or any of their respective Affiliates affecting the Licenses or primarily affecting a material portion of any of the other Transferred Assets that questions the validity of the transactions contemplated hereby or any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement.

Section 3.7                                      Sufficiency.  The Transferred Assets will be operational as of the Closing, as contemplated by the Governing Regulatory Documents.  As of the Closing Date, the Transferred Assets, together with the services to be made available to Purchaser pursuant to the Transition Services Agreement, include all of the material rights, assets and property necessary to conduct the Business in substantially the same manner as it is conducted on the date hereof, except for the Excluded Assets.

Section 3.8                                      Financial Statements.  Attached as Schedule 3.8 is a true and complete copy of unaudited financial statements related to the Business for certain Clusters in which the Business conducts operations, consisting of balance sheets as of December 31, 2008 and statements of operations for the period ended December 31, 2008 (each a “Financial Statement”).  Each of the Financial Statements have been prepared in accordance with GAAP for all periods presented, have been derived from the historical books and records of Alltel and its Subsidiaries, and present fairly in all material respects the financial position and results of operations of the portion of the Business conducted in the applicable Cluster to which such Financial Statements apply as of the respective dates and for the respective periods indicated, (i) except that the Financial Statements do not reflect (w) the push down of goodwill or the management fee expense of Alltel, (x) any impairment analysis required by Financial Accounting Standards Board, Statement No. 142 “Goodwill and Other Intangible Assets”, (y) income taxes and (z) the proper elimination of intracompany transactions, and (ii) subject to normal recurring and year-end adjustments which were not and would not be reasonably expected to be, individually or in the aggregate, material in amount to the Business taken as a whole, and the absence of notes.  In preparing the Financial Statements, materiality was assessed and applied with respect to the Business, taken as a whole, and not with respect to each individual Cluster.

Section 3.9                                      Compliance.  The Contributing Entities have complied in all material respects with, and are not in material violation of, and, as of the Closing Newco will not be in material violation of, any requirement of Law to which the Business or the Transferred Assets is subject, or which is applicable to the ownership, operation and holding of the Licenses, including Section 310(b) of the Communications Act of 1934, as amended, and all rules, regulations or orders of the FCC (the “FCC Rules”).  No event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of, or default under, any of the Licenses that permits or, after notice or lapse of time or both, would permit, revocation or termination of any License.  The Licenses have been granted by Final Order and are in full force and effect.

Section 3.10                                Governing Regulatory Documents.  Seller has made available to Purchaser copies of the Governing Regulatory Documents.  Such copies are complete and accurate and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

Section 3.11                                Tax Matters.

(a)                                  Seller has prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns relating to the Transferred Assets required to be filed on or before the Closing Date (the “Covered Returns”);

(b)                                 Seller has timely paid all Taxes shown to be due on the Covered Return and all other material Taxes related to the Transferred Assets and the operation of the Business required to be paid of which notice has been received by Seller that, in each case, are or may become payable by Purchaser or chargeable as a lien upon the Transferred Assets;

(c)                                  There are no material liens for Taxes on any of the Transferred Assets other than statutory liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith though appropriate proceedings and that are not material in amount or for which appropriate reserves are reflected in the Financial Statements;

(d)                                 Newco is, and has been since the date of its formation, treated as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, fees and charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, E-911 fees, regulatory fees and charges and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.12                                Labor Matters.  (i) No Business Employee is represented by any labor union or similar collective bargaining organization and neither Seller, the Contributing Entities, Newco nor any of their respective Affiliates is subject to any collective bargaining agreement covering any Business Employee, (ii) there is no grievance pending or, to the Knowledge of Seller, threatened, regarding unfair labor practices or collective bargaining relating to the Business or the Business Employees and (iii) to the Knowledge of Seller, no private agreement expressly prohibits Seller or the Contributing Entities from relocating, closing or terminating any of the operations or facilities of the Business.

Section 3.13                                Employee Matters.

(a)                                  Schedule 3.13 sets forth a true and complete list of each material Business Benefit Plan. For purposes of this Agreement, the term “Business Benefit Plan” shall mean any benefit plan, program, arrangement or agreement, including any such plan, program, arrangement or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, arrangement or agreement which benefits the current or former employees of Seller or any of its Affiliates engaged primarily in the Business, or independent contractors or directors of the Business or, as applicable, any entity included in the Transferred Assets, or to which Seller or any of its Affiliates has any liability, whether contingent or otherwise, arising from or related to the Business.

(b)                                 Each of the Business Benefit Plans has been administered in accordance with its terms and in compliance with Laws except for such occurrences of non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect.

(c)                                  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) cause any material payment to become due to any Business Employee under any Business Benefit Plan, or (ii) materially accelerate the time of payment or vesting, or increase the amount of compensation due any Business Employee under any Business Benefit Plan.

Section 3.14                                Permits.  There are no material defects in the environmental, zoning, licensing or other permits pertaining to the operation of each Transferred Asset.

Section 3.15                                Real Property.  Except for cell site towers and any land listed as owned on Schedule 1G, there is no owned real property included in the Transferred

Assets.  With respect to each lease of real property included in the Transferred Assets, (i) to the Knowledge of Seller, such lease is valid, binding and enforceable and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) none of Seller, the Contributing Entities and, as of the Closing, Newco, has received or given any written notice of default under such lease.

Section 3.16                                Environmental Matters.  (i) Seller and its Subsidiaries have conducted the Business in material compliance with all, and have not committed any material violation of any, applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by Seller or any of its Subsidiaries at, on or under any Transferred Assets in any manner that could reasonably be expected to give rise to any material remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (iii) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported in material violation of any applicable Environmental Laws, or in a manner giving rise to, or that would reasonably be expected to give rise to, any material liability under any applicable Environmental Laws, from any of the Transferred Assets while owned or operated by Seller or any of its Subsidiaries, and (iv) neither Seller nor any of its Subsidiaries is subject to, or is threatened to become subject to, any material liability relating to any suit, settlement, court order, administrative order, judgment or written claim asserted or arising under any Environmental Law in connection with the ownership or operation of the Transferred Assets.

Section 3.17                                Subscribers.  Schedule 3.17 sets forth the total number of Subscribers and the total number of Postpay Subscribers as of December 31, 2008.  No Subscriber obtains any non-wireless service from Seller or any of its Affiliates on a “bundled” basis with wireless service.

Section 3.18                                Contracts.  The Contracts included in the Transferred Assets or pursuant to which there arise any Assumed Liabilities, except to the extent any such Contract is reasonably likely to involve annual consideration of less than $100,000 or total consideration of less than $250,000, or can be canceled on 90 days or less notice without premium or penalty, or are listed on Schedule 3.18, are solely of the following types:  (i) tower and cell site leases and license agreements, (ii) sales agent agreements, (iii) leases of retail stores, (iv) agreements relating to services provided to cell sites or retail stores and (v) Subscriber contracts.

Section 3.19                                Finders’ Fees.  Neither Seller nor any of its Affiliates or Representatives has entered into any agreement or understanding that will result in any obligation of or claim against Purchaser or any of its Affiliates to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date, subject to the terms of, or except as required in order to comply with, the Governing Regulatory Documents and except as set forth in the Purchaser Disclosure Schedules:

Section 4.1                                      Corporate Status.  Purchaser is duly organized, validly existing and in good standing under the Laws of the state of its organization.

Section 4.2                                      Authorization; etc.  Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Purchaser.  This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3                                      Governmental Authorization; Non-Contravention.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not, (i) result in a default under or breach of any material Contract or other instrument, or (ii) require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person (x) in order to comply with the Organizational Documents of Purchaser or (y) under any Law or order to which Purchaser is subject, except for (A) any notice required to be filed under the HSR Act with either the DOJ or the FTC, (B) any consent, approval or notice required to be obtained from or given to any state public utility commission, (C) any notice to, or any approval of, the DOJ, in consultation with any relevant plaintiff state, required under any DOJ Consent Decree or otherwise, or (D) any transfer application or other filing to be filed with, or any approval of, the FCC.

Section 4.4                                      No Judgments, Litigation.  There is no outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, or any litigation, arbitration, investigation or other proceeding of or before any Governmental Authority pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates which questions the validity of the transactions contemplated hereby or any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement;

Section 4.5                                      Legal Qualification.  Purchaser is legally qualified to (i) receive and hold the Licenses to be acquired hereby, and (ii) receive any authorization or approval from any Governmental Authority necessary for it to acquire any such License.

Section 4.6                                      Going Concern.  The Transferred Assets will be used as part of a viable, ongoing business engaged in the provision of mobile wireless telecommunications services, as contemplated by the Governing Regulatory Documents.

Section 4.7                                      Acquisition for Own Account.  Purchaser is acquiring the Newco Membership Interest for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Section 4.8                                      Available Funds.  Purchaser will have at the Closing available to it funds sufficient to satisfy, no later than the date they become due, all of its obligations under this Agreement and to consummate the transactions contemplated hereby.  Purchaser has sufficient financial resources to operate the Business after the Closing.

Section 4.9                                      Financial Statements.  Purchaser has delivered to Seller a true and complete copy of the audited financial statements of Purchaser, consisting of a consolidated balance sheet of Purchaser as of the end of its most recently completed fiscal year, and the related statements of income, cash flows and stockholders’ equity for such fiscal year, which have been prepared in accordance with GAAP, are in accordance in all material respects with the books and records of Purchaser, which have been maintained in a manner consistent with historical practice, and present fairly in all material respects the financial condition of Purchaser on a consolidated basis as of the dates indicated and the income and cash flows of Purchaser on a consolidated basis for the period indicated.

Section 4.10                                Finders’ Fees.  Neither Purchaser nor any of its Affiliates or Representatives has entered into any agreement or understanding that will result in any obligation of or claim against Seller, or any of its Affiliates to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 4.11                                No Other Representations or Warranties.  Purchaser acknowledges that none of Seller, its Affiliates or any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates or Representatives other than the representations and warranties of Seller expressly provided in Article III.  PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III ARE MADE SOLELY BY SELLER, AND NO AFFILIATE OR REPRESENTATIVE OF SELLER SHALL HAVE ANY RESPONSIBILITY OR LIABILITY RELATED THERETO, AND THAT PURCHASER, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF THE BUSINESS AND THE TRANSFERRED ASSETS AND IS NOT RELYING ON ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, PROVIDED ORALLY OR CONTAINED IN ANY MATERIALS PROVIDED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE III.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1                                      No Inconsistent Actions.  From and after the date hereof until the earlier of Closing Date or the termination of this Agreement, Seller shall not, nor will it permit Newco or the Contributing Entities to, (i) take any action inconsistent with the transactions contemplated by this Agreement, (ii) sell, assign, gift, convey or otherwise transfer, or subject to any lien (other than Permitted Liens) or security interest, or otherwise encumber the Transferred Assets or the Newco Membership Interest except as contemplated hereunder, or (iii) except as contemplated by this Agreement, operate the Business other than in the ordinary course consistent with past practices.

Section 5.2                                      Compliance with Governing Regulatory Documents.  Notwithstanding anything contained in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to take any action (or omit to take any action) that would be in contravention of the Governing Regulatory Documents, and neither Seller nor any of its Affiliates shall be liable for any action taken (or omission to take any action) that is reasonably necessary in order to comply with the Governing Regulatory Documents, including any such action or omission by the Management Trustee or the

Divestiture Trustee.  Any obligation of Seller hereunder may be performed by the Management Trustee or the Divestiture Trustee, and such performance shall constitute performance thereof by Seller.  In the event the terms of this Agreement are in conflict with the Governing Regulatory Documents, the parties agree to negotiate in good faith to amend the terms hereof in order to effectuate the purposes of this Agreement in accordance with the terms of the Governing Regulatory Documents.

Section 5.3                                      Filings.

(a)                                  Each of Purchaser and Seller shall, and shall cause its Affiliates to:

(i)                                     prepare and file with the FTC and the DOJ as promptly as practicable, but in any event no later than ten Business Days after the date hereof, any notification required with respect to the transactions contemplated by this Agreement pursuant to the HSR Act and any supplemental information requested in connection therewith, which notification shall specifically request early termination of the waiting period prescribed by the HSR Act (to the extent applicable to the transactions contemplated by this Agreement); provided that either Seller or Purchaser may, with the agreement of the other (not to be unreasonably withheld or delayed), cause any such notice applicable to it to be withdrawn and refiled to provide the FTC or the DOJ, as the case may be, with additional time to review any or all of the transactions contemplated by this Agreement;

(ii)                                  prepare and file with the FCC as promptly as practicable, but in any event no later than five Business Days after the date hereof, all necessary applications, notices and other filings in order to obtain the FCC Consent, which, at Seller’s election, may be made separately with respect to any Market that is or might be asserted to be (regardless of whether there is a reasonable basis for such assertion) subject to a Third Party Right or any Cluster containing any such Market;

(iii)                               prepare and file with the DOJ as promptly as practicable any notification required under any DOJ Consent Decree, as well as any supplemental information requested in connection therewith; and

(iv)                              prepare and file with the appropriate Governmental Authorities all other necessary regulatory applications, notices and other filings and seek all necessary regulatory approvals in order to consummate the transactions contemplated by this Agreement.

(b)                                 To the extent not prohibited by applicable Law or any Governmental Authority, each of Purchaser and Seller shall, and shall cause its Affiliates to, cooperate with each other in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.3, including by (i) providing copies of all such filings and attachments to the non-filing party, other than any filing (and its attachments) required to be made in connection with the HSR Act (except for Items 1-3 of any notification required pursuant to the HSR Act), (ii) furnishing all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority relating to the approval of the transactions contemplated hereby and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority, (iv) permitting the other party to review any material communication delivered to, and consult with the other parties in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority and (v) avoiding the entry of, or having vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.  To the extent practicable under the circumstances, each of Purchaser and Seller shall not participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.

(c)                                  Each of Purchaser and Seller shall pay its own costs in connection with any filings pursuant to this Section 5.3, and each of them shall pay one-half of any filing fees in connection with any joint filings pursuant to this Section 5.3 (including any notification required to be filed pursuant to the HSR Act).

Section 5.4                                      Transition Services.  The parties shall work in good faith to prepare within 75 days after the date of this Agreement a detailed final description of transition services and estimated costs that will constitute Schedule A to the Transition Services Agreement, as contemplated by the Transition Services Agreement.

Section 5.5                                      Transition Planning.  Commencing as soon as practicable after the date hereof, the parties will begin preparing for and discussing the process of migrating the Transition Services (as such term is defined in the Transition Services Agreement) from Seller to Purchaser so that the completion of the migration of such services shall occur as soon as practicable after the Closing Date.  The parties acknowledge that no migration will begin until after Closing.  The parties will reasonably cooperate to assure an orderly and efficient transition.

Section 5.6                                      Permits.  Following Closing, Seller and its Subsidiaries shall not undertake, directly or indirectly, any challenges to the environmental, zoning, licensing or other permits relating to the operation of the Business.

Section 5.7                                      Intellectual Property Consents; License to Excluded Shared Assets.

(a)                                  From and after the date hereof for a period not to exceed 12 months from the Closing, to the extent that the Transferred Assets include Intellectual Property that cannot be transferred or assigned without the consent of a licensor or other Third Party, Seller and its Affiliates shall, as contemplated by the Governing Regulatory Documents, use their reasonable best efforts to obtain those consents.

(b)                                 Seller has offered to Purchaser the option of obtaining non-exclusive, transferable licenses to use Excluded Shared Assets pursuant to the Transition Services Agreement.  Purchaser has determined to accept such licenses for use of the Excluded Shared Assets identified in Schedule A to the Transition Services Agreement on the terms and conditions specified therein, subject to the approval of any relevant Governmental Authority pursuant to the Governing Regulatory Documents and to any required consent, authorization, approval or similar item from any non-governmental Third Party.  To the extent any such approval of a Governmental Authority or such consent, authorization, approval or similar item of a Third Party is not obtained by the Closing, such licenses will be deferred and the subject matter thereof treated in the same manner as Deferred Assets pursuant to Section 5.9.

Section 5.8                                      Employee Matters.

(a)                                  No later than seven days prior to the Closing, Seller shall deliver to Purchaser a list of the Business Employees as of such date, and shall promptly inform Purchaser of any changes thereto prior to the Closing.  Prior to closing, Seller shall cause Newco to become the employer of the Business Employees.  From the Closing through the first anniversary of the Closing, Purchaser shall provide to each Business Employee who remains employed with Purchaser or any of its Subsidiaries after the Closing (each, a “Transferred Employee” and collectively, the “Transferred Employees”) (i) base compensation that is not less than the base compensation paid to such Transferred Employee immediately prior to the Closing, (ii) annual bonus opportunities no less favorable than the bonus opportunities provided by Purchaser to its similarly situated employees immediately prior to the Closing , and (iii) other employee benefits that are no less favorable in the aggregate than the benefits provided by Purchaser to its similarly situated employees immediately prior to the Closing.

(b)                                 Without limiting the generality of anything else contained herein, Seller shall provide each Business Employee all benefits which have accrued and, where relevant, vested on behalf of such Business Employee as of the Closing under, and in accordance with the terms of, the Business Benefit Plans, and Purchaser shall assume no liability therefor.  Other than as a result of direct rollovers from the Seller 401(k) Plan to the Purchaser 401(k) Plan in accordance with Section 5.8(d), there shall be no transfer of assets or liabilities from any Business Benefit Plan to any Purchaser Plan.

(c)                                  With respect to each benefit plan, program, practice, policy or arrangement maintained by Purchaser or its Subsidiaries following the Closing and in which any Transferred Employee participates (the “Purchaser Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual, service with the Seller and its Affiliates (or predecessor employers to the extent Seller or its Affiliates provide past service credit) shall be treated as service with Purchaser and/or any applicable Subsidiary of Purchaser to the extent credited under a corresponding Business Benefit Plan; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan.  Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements.  Each Purchaser Plan shall waive pre-existing condition limitations for Transferred Employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Business Benefit Plan.  The Transferred Employees shall be given credit under the applicable Purchaser Plan for amounts paid prior to the Closing during the Purchaser Plan year in which the Closing occurs under a corresponding Business Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums for such period as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.

(d)                                 Effective not later than the Closing, Purchaser or its Affiliates shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”).  Each Transferred Employee participating in a Business Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) immediately prior to the Closing shall become a participant in the corresponding Purchaser 401(k) Plan as of the Closing and each Transferred Employee shall be eligible to participate in a Purchaser 401(k) Plan as of the Closing.  Purchaser shall cause the Purchaser 401(k) Plan to accept a “direct rollover” to such Purchaser 401(k) Plan of the account balances of each Transferred Employee (including promissory notes evidencing all outstanding loans) under the Seller 401(k) Plan in which such Transferred Employee participates, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

(e)                                  Nothing contained herein, express or implied (i) shall be construed to establish, amend, or modify any Business Benefit Plan, any Purchaser Plan, or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Purchaser, Seller, or any of their respective Affiliates to amend, modify or terminate any Business Benefit Plan, any Purchaser Plan, or any other benefit plan, program, agreement or arrangement after the Closing, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement, or (v) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(f)                                    Seller agrees to notify Purchaser promptly of any layoffs of any Business Employees in the 90-day period prior to the Closing.  Purchaser agrees, with respect to Business Employees, to provide any required notice under the Federal Workers Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law, and each party agrees to take such actions as are otherwise necessary to comply with the WARN Act or any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing; provided that Purchaser shall bear and be responsible for any liability and related costs and expenses arising from or relating to any action of Purchaser or its Affiliates that would cause any termination of employment of any employees by Seller or its Affiliates that occurs prior to Closing (i) to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or any similar Law, or (ii) to create any liability or penalty to Seller or its Affiliates for any employment terminations under applicable Law.

(g)                                 Following the date of this Agreement, the parties hereto shall reasonably cooperate in such matters as are reasonably necessary to effect the transactions contemplated by this Section 5.8, including the exchange of information relating to workers’ compensation and employee benefits.

Section 5.9                                      Permits and Deferred Assets.  From and after the date hereof and until Closing, each party shall, and shall cause its respective Affiliates to, use reasonable best efforts to obtain any local permits and any consent, authorization, approval or similar item from any non-governmental Third Party or from any Governmental Authority that is acting solely as a landlord or that is the issuer of any local permit, in either case, that is required or appropriate as a result of the transactions contemplated by this Agreement.  In the event that the transfer of any Transferred Asset remains subject to receipt of any such required local permit or consent, authorization, approval or similar item at Closing, Seller will not cause the Contributing Entities to transfer such asset (each such asset, a “Deferred Asset”) to Newco at or prior to Closing.  With respect to any Deferred Asset, for a period commencing as of the Closing and ending 12 months following the Closing, Seller will continue to use its reasonable best efforts to obtain such permit, consent, authorization, approval or similar item and, to the extent possible, will provide Newco with the economic benefits and burdens (which burdens Purchaser shall cause Newco to assume, and which Purchaser agrees to guaranty, for so long as Newco enjoys such economic benefits) of such Deferred Asset, until such permit, consent, authorization, approval or similar item is obtained; provided, however, that in no event shall Seller, Newco or Purchaser be required under this provision to (x) agree to any amendment, renewal or extension of any lease or other agreement, obligation or arrangement that is or is related to any Deferred Asset or (y) make any payment or incur any out-of-pocket cost, other than in de minimis amounts or as required under the terms of any existing agreement governing the relevant Contributing Entity’s interest in such Deferred Asset.

Section 5.10                                Notifications.  From and after the date hereof until the Closing Date, each party shall promptly notify the other party of the occurrence of any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that is reasonably likely to make the satisfaction of the closing conditions set forth in Article VI impossible or unlikely.

Section 5.11                                Confidentiality.

(a)                                  The Nondisclosure Agreement dated as of August 15,, 2008 by and among Seller and Purchaser (the “Confidentiality Agreement”), by which Purchaser shall remain bound (including with respect to information provided to Purchaser by or on behalf of Seller after the execution of this Agreement, pursuant to Section 5.13 or otherwise) notwithstanding the execution of this Agreement, shall terminate upon the Closing.

(b)                                 None of the parties (or any of their respective Affiliates) shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party, and give the other party a reasonable opportunity to comment thereon, before making any such public announcement.

(c)                                  For a period of two years from and after the Closing Date, (i) neither party shall disclose any confidential information about the transactions contemplated by this Agreement or any of the terms thereof, and (ii) neither Seller nor any of its Affiliates shall disclose to any Third Party any confidential information about Newco, the Business or any Transferred Asset; provided that none of such parties shall be required to maintain confidential pursuant to clauses (i) or (ii) any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Seller or any of its Affiliates; (x) is obtained from a Third Party, provided that such Third Party is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any other Person with respect to such information; (y) is required to be disclosed by Seller, Purchaser or any of their respective Affiliates under any applicable Law; or (z) is required to enforce any rights Seller or Purchaser may have against the other, or to defend any claims made by the other or any Third Party.

Section 5.12                                Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, and to cause to be satisfied the conditions referred to in Article VI; provided, that nothing herein shall preclude a party from exercising or omitting to exercise its rights under this Agreement.

(b)                                 Without limiting the generality of the foregoing, each of Seller, Purchaser and their respective Affiliates shall take all necessary actions, including filing all necessary regulatory notifications and seeking all necessary regulatory approvals, in order to consummate the transactions contemplated by this Agreement and to diligently pursue the processing of any such applications and filings before the FCC or DOJ and other applicable Governmental Authorities.  In no event shall Seller be required to agree to any divestiture or other requirements, other than as required by the Governing Regulatory Documents.  Further, each of Seller, Purchaser and their respective Affiliates shall use reasonable best efforts to take all actions necessary to obtain the DOJ Consent and to avoid the appointment of a Divestiture Trustee.

(c)                                  In the event that any Market becomes an Excluded Market, Seller may, by providing written notice to Purchaser, withdraw such Market or the Cluster of which such Market is a part from the transactions contemplated by this Agreement.  In the event Seller provides any such notice, (i) the business conducted by the Contributing Entities in the Market or Cluster that is the subject thereof shall cease to be part of the Business, (ii) the Purchase Price shall be reduced by an amount equal to the product of (x) $375 and (y) the number of Subscribers within such Market or Cluster as of March 31, 2009 and (iii) the provisions of this Agreement shall cease to apply to such Market or Cluster and any assets, rights, obligations or liabilities primarily related thereto.

Section 5.13                                Access.

(a)                                  Without limiting the terms and conditions of this Agreement, from the date of this Agreement until Closing, Seller shall, and shall cause each of its Affiliates to, (a) provide to Purchaser and its Representatives and Financing Sources such summary and detailed monthly financial information relating to the Business and the Transferred Assets when and as is provided to the Management Trustee and such additional information regarding the Business and the Transferred Assets as Purchaser or its Representatives and Financing Sources may reasonably request and (b) provide Purchaser and its Representatives and Financing Sources access to the Business Employees and Transferred Assets, including environmental, zoning and other permit documents and information, in each case in a manner not unreasonably disruptive to the operations of the business of Seller or any of its Subsidiaries, during normal business hours and upon reasonable notice; provided that nothing in this Section 5.13 shall require Seller or any of its Subsidiaries to disclose any information to Purchaser or its Representatives and Financing Sources if such disclosure would, in the reasonable judgment of Seller, (i)

cause significant competitive harm to Seller or any of its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Seller or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege.  (It is expressly understood and agreed that Purchaser’s obtaining any third-party financing in connection with the transactions contemplated hereby or otherwise is not a condition precedent to Purchaser’s obligation to close the transactions contemplated hereby.)

(b)                                 Without limiting the terms and conditions of this Agreement, from and after the date of this Agreement, Seller shall, and shall cause each of its Affiliates to, provide to Purchaser and its Affiliates such assistance and cooperation as Purchaser may reasonably request in connection with its preparation of audited financial statements in accordance with Rule 3-05 of Regulation FX for the acquisition of a significant subsidiary.  Purchaser shall promptly reimburse to Seller all out-of-pocket expenses Seller incurs in connection with Seller’s performance of its obligations under this Section 5.13(b).

Section 5.14                                Allocation of Consideration.  The parties shall use their respective reasonable best efforts to agree prior to the Closing on an allocation of the consideration paid among the Transferred Assets for all purposes (including tax and financial accounting purposes) in accordance with the respective fair market value of the Transferred Assets and as provided for under Section 1060 of the Code and the Treasury Regulations thereunder (the “Section 1060 Allocation”).  If the parties are unable to agree on the Section 1060 Allocation by the Closing Date, the parties shall use their reasonable best efforts after the Closing Date to agree on the Section 1060 Allocation; provided that if the parties are unable to agree on the Section 1060 Allocation on or prior to the date that is 45 days after the Closing Date (the “Allocation Date”), the items in dispute shall be resolved by the Independent Accountant in a manner consistent with Section 2.5(f), except that the fees, expenses and costs of the American Arbitration Association and the Independent Accountant shall be borne equally by the parties.  The parties agree to amend the Section 1060 Allocation as necessary to reflect any adjustments in consideration agreed upon, or payments made, after the Allocation Date.  Purchaser and Seller each further agree to file, and to cause their respective Affiliates to file, their income tax returns and all other Tax Returns and necessary forms in such a manner as to reflect the allocation of the consideration as determined in accordance with this Section 5.14.

Section 5.15                                Damage to Transferred Assets Prior to Closing.  In the event that any of the Transferred Assets have been damaged and not repaired prior to the Closing Date by a casualty covered by insurance (“Damaged Assets”), Seller shall use reasonable best efforts to collect any amounts due in respect of such Damaged Assets under its insurance policies (if any) and promptly remit any such collected amounts to Purchaser at or following the Closing.

Section 5.16                                No Interference.  No terms of this Agreement shall be interpreted as giving either party or its Affiliates the ability unreasonably to raise the other party’s or its Affiliates’ costs, to lower their efficiency, or otherwise to interfere with Purchaser’s or its Affiliates’ ability to use the Transferred Assets to compete effectively.

Section 5.17                                Third Party Rights.

(a)                                  Nothing in this Agreement shall prohibit Seller or any of its Subsidiaries from complying with its obligations under any notice, consent, right of first refusal, “tag-along” right or similar provision to which it is or may be subject as of the date hereof as set forth on Schedule 5.17(a) with respect to any Transferred Asset that is triggered by the execution and delivery or performance of this Agreement (the “Third Party Rights”), including submitting any resulting transaction for approval by any Governmental Authority having jurisdiction with respect thereto.

(b)                                 Set forth on Schedule 5.17(b) is the value (determined by Purchaser and Seller in light of the transactions contemplated by this Agreement) of (i) any Transferred Assets that are subject in connection with the transactions contemplated by this Agreement to a right of first refusal or similar provision or as to which the parties believe such a right might be asserted (regardless of whether they believe there is a reasonable basis for such assertion) (each such value, a “ROFR Asset Value”) and (ii) any interest in any partnership in which any Partnership Interest is held with respect to which the holder thereof has a “tag-along” or similar right in connection with the transactions contemplated by this Agreement or as to which the parties believe such a right might be asserted (regardless of whether they believe there is a reasonable basis for such assertion) (each such value, a “Tag-Along Value”).  Any Transferred Assets to be acquired by a Third Party pursuant to a Third Party Right that is exercised or as to which notice of exercise is provided to Seller prior to Closing shall cease to be Transferred Assets and the Purchase Price shall be reduced by the ROFR Asset Value of such Transferred Assets.

(c)                                  In the event any Third Party (a “Tag-Along Seller”) exercises any “tag-along” or similar right under any agreement set forth on Schedule 5.17(a), Purchaser shall enter into a purchase agreement with such Tag-Along Seller, which shall be on the terms required by such right, pursuant to which Purchaser shall purchase from such Tag-Along Seller the asset that such Tag-Along Seller is entitled to sell to Purchaser pursuant to such right at a price equal to the Tag-Along Value for such asset (a “Tag-Along Purchase”).

Any Tag-Along Purchase shall be subject to any regulatory approvals required in connection with such Tag-Along Purchase, the filings for which shall be made by Purchaser and the Tag-Along Seller, and shall, unless requested by Seller, be separate from any applications, notices or other filings that are otherwise made in connection with the transactions contemplated hereby.  Purchaser’s obligation to close any Tag-Along Purchase shall be conditioned on the Closing, but the Closing shall not be conditioned on the closing of any Tag-Along Purchase.  Any Tag-Along Seller of an interest in Ohio RSA #3 Limited Partnership shall be a third party beneficiary of this Section 5.17(c) with respect to the sale of such interest to Purchaser.

Section 5.18           Roaming Agreements.  At the Closing, the parties shall execute and deliver a roaming agreement (the “Roaming Agreement”) substantially in the form attached to Schedule 5.18(a), and Purchaser shall execute and deliver a roaming agreement substantially in the form attached to Schedule 5.18(b) (the “T-Mobile Roaming Agreement”).

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1             Conditions Precedent to Seller’s Obligation to Close.  The obligation of Seller to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Seller:

(a)           Each of Purchaser’s closing deliveries to Seller set forth in Section 2.4(a) shall have been made;

(b)           Each of the representations and warranties of Purchaser set forth herein shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, except where the failure of any such representation and warranty to be so true and correct (without giving effect to any “materiality” qualifier set forth therein) or failure to perform or comply with such agreement or covenant would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement;

(c)           The DOJ Consent shall have been obtained;

(d)           The FCC Consent shall have been obtained without the imposition of any terms, conditions or provisions on Seller or its Affiliates requiring any of them to divest any asset or right or imposing on any of them any condition or restriction, other than as required by the Governing Regulatory Documents;

(e)           All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated;

(f)            The requirements set forth on Schedule 6.1(f) (which relate to state public utility commissions) shall have been satisfied;

(g)           If any transaction contemplated by Section 5.17 involving Third Party Rights has been submitted to the DOJ or the FCC for approval, such agency shall have approved or indicated its refusal to approve such transaction; and

(h)           On the Closing Date, no injunction or final judgment prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over the parties.

Section 6.2             Conditions Precedent to Purchaser’s Obligation to Close.  The obligation of Purchaser to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Purchaser:

(a)           Each of Seller’s closing deliveries to Purchaser set forth in Section 2.4(b) shall have been made;

(b)           (i) Each of the representations and warranties of Seller set forth in Section 3.3 (Authorization), Section 3.5 (Ownership of Newco; Assets and Liabilities of Newco) and Section 3.19 (Finders’ Fees) shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) each of the representations and warranties of Seller set forth in Section 3.4 (Governmental Authorization; Non-Contravention), Section 3.7 (Sufficiency) and Section 3.17 (Subscribers) shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the representations and warranties of Seller set forth in Article III hereof and not referenced in the foregoing clauses (i) and (ii) shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of any such representation and warranty to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein) as of the Closing Date (or express earlier date) would not constitute a Material Adverse Effect;

(c)           Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it at or prior to the Closing;

(d)           The DOJ Consent shall have been obtained;

(e)           The FCC Consent shall have been obtained;

(f)            All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated;

(g)           The requirements set forth on Schedule 6.2(g) (which relate to state public utility commissions) shall have been satisfied; and

(h)           On the Closing Date, no injunction or final judgment prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over the parties.

ARTICLE VII
TERMINATION

Section 7.1             Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           By either party if any court of competent jurisdiction or a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(b)           By either party if the Closing shall not have occurred on or before the date that is 18 months after the execution of this Agreement; provided that if the Closing shall not have occurred on or before such date due to an intentional breach of any representations, warranties, covenants or agreements contained in this Agreement by one of the parties, then the breaching party may not terminate this Agreement pursuant to this Section 7.1(b).

(c)           By mutual written agreement of the parties;

(d)           By Seller, if

(i)               Purchaser shall have breached in any material respect any of its obligations under Section 5.3(a);

(ii)              Seller or any of its Affiliates would be required to divest any asset or right or to submit to any condition or restriction in connection with obtaining the FCC Consent or DOJ Consent; or

(iii)             any of the Transferred Assets, other than any Transferred Assets primarily related to any Market or Cluster that is the subject of a notice provided by Seller under Section 5.12(c), are transferred to the Divestiture Trustee pursuant to any DOJ Consent Decree or are transferred to any other divestiture trustee pursuant to an order of the DOJ or FCC; or

(e)           By Purchaser if Seller shall have breached in any material respect any of its obligations under Section 5.3(a).

Section 7.2             Consequences of Termination.  In the event of termination of this Agreement prior to Closing by any party, except as otherwise provided in the following sentence of this Section 7.2, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of its covenants, agreements, representations or warranties hereunder).  The provisions of Article I, this Article VII and Sections 8.1, 8.2, 8.4 and 8.6 shall survive the termination of this Agreement.

ARTICLE VIII
GENERAL

Section 8.1             Governing Law; Submission to Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any of the conflict of law rules thereof.

(b)           The parties agree that the courts of the State of New York and the United States District Court for the Southern District, in each case sitting in New York County, and any appellate courts from any thereof shall have exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated by this Agreement.  The parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of such courts the resolution of any such claim or dispute.

(c)           The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in any court specified in Section 8.1(b) above, or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d)           Each of the parties hereby irrevocably and unconditionally waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated by this Agreement or the actions of the parties in the negotiation, administration or enforcement thereof.

Section 8.2             Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile or other electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 8.3             Additional Instruments.  From time to time after the Closing Date, each party shall, and shall cause its Affiliates to, if reasonably requested by another party, make, execute and deliver such additional assignments and other instruments, as may be reasonably necessary or proper to effectuate the intent of the transactions contemplated hereby.  Such efforts and assistance shall be at the cost of the requesting party.

Section 8.4             Notices.  All notices required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

	If to Cellco Partnership:	If to Purchaser:

	Verizon Wireless	Atlantic Tele-Network, Inc.
	One Verizon Way, VC43	10 Derby Square
	Basking Ridge, NJ 07920	Salem, MA 01970
	Attention: Margaret P. Feldman	Attention: William Kreisher,
Senior Vice President

	with copies to	with copies to:

	Verizon Wireless	Edwards Angell Palmer & Dodge LLP
	One Verizon Way, VC43	111 Huntington Avenue
	Basking Ridge, NJ 07920	Boston, MA 02199
	Attention: Steven Zipperstein, Esq.	Attention: Leonard Q. Slap

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Jeffrey J. Rosen
William D. Regner

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 8.5             Specific Performance.  The parties acknowledge that their obligations hereunder are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event either party should default in the performance of its obligations under this Agreement.  Accordingly, but subject to the requirements of the Governing Regulatory Documents, in the event of any such breach or threatened breach at or prior to Closing, the non-defaulting party shall be entitled to a decree of specific performance pursuant to which the defaulting party is ordered to affirmatively carry out its pre-Closing or Closing-related, as the case may be, obligations under this Agreement, and such defaulting party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or threatened breach.  Any requirements for the securing or posting of any bond with such equitable remedy are hereby waived.  The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either party, both of whom expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other party under this Agreement prior to Closing.

Section 8.6             Miscellaneous.

(a)           Amendment; Waiver; Severability; Entire Agreement.  No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties, and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, on one or more occasion, shall not be construed as a waiver of any other breach or default of a similar nature, and the failure by any of the parties, on one or more occasion, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.  To the extent that any provision herein is deemed to be unenforceable or contrary to applicable Law, the parties shall amend the terms hereof to the extent required by such Law.  This Agreement, together with the Schedules, the Transition Services Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

(b)           Expenses.  Except as set forth in Sections 2.5(f), 5.3, 5.14 and 8.6(d) and except as may otherwise be agreed in writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(c)           Third Parties.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns and they shall not be construed as conferring any rights or remedies on any other Persons, except as contemplated by Section 5.17(c).  Notwithstanding that Seller is a general partnership, no current or future partner of Seller shall have any liability in connection with this Agreement.

(d)           Transfer Taxes.  Purchaser shall bear the expense of all use, sales, transfer and other similar transaction taxes, if any, imposed by reason of the transactions contemplated by this Agreement.

(e)           Assignment.  Except as otherwise provided in this Agreement, neither party may assign this Agreement without the prior written consent of the other party; provided that each of Seller and Purchaser may, without the consent of the other party, but subject to any necessary approval from a Governmental Authority, assign this Agreement or any rights hereunder to any Affiliate thereof prior to or after the Closing, but no assignment described in this sentence shall relieve the assignor of its obligations hereunder.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)            Disclosure Schedules.  Each party may, from time to time prior to the Closing, and solely for the purposes of rendering their respective representations and warranties in Articles III and IV true and correct on and as of the date of the Closing, by written notice in accordance with this Agreement, supplement, amend or update the Disclosure Schedules delivered concurrently herewith by such party to correct, supplement or update in writing any matter which constituted upon execution and delivery of this Agreement or would constitute as of the Closing Date a breach of any representation and warranty contained herein; provided, that any such supplement shall not be effective for purposes of establishing the satisfaction of the conditions contained in Sections 6.1(b) and 6.2(b) insofar as such conditions relate to the truth and accuracy of the representations and warranties of either party as of the date of this Agreement.  Any item disclosed by either party in any Schedule hereto, or in any supplement, amendment or update to the Disclosure Schedules hereto pursuant to the preceding sentence, shall be deemed to be disclosed for the purposes of and shall qualify each representation and warranty to which such item or its contents would be reasonably apparent to relate without regard to whether the Schedule, supplement, amendment or update specifically references such representation or warranty and without regard to whether such representation and warranty specifically references a Schedule or was qualified by a Schedule prior to such supplement, amendment or update.  No disclosure on any Schedule shall be deemed an admission as to the materiality of any item so disclosed.

(g)           Headings; Interpretation.  The descriptive headings herein are inserted for convenience only and do not constitute a part of this Agreement.

(h)           Survival.  The respective representations and warranties made, and covenants or agreements to be performed or complied with at or prior to the Closing, by Seller and Purchaser contained in this Agreement shall expire at the Closing, and no party shall have any liability in connection with any such representation, warranty, covenant or agreement following the Closing.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

By:
Name:
Title:

ATLANTIC TELE-NETWORK, INC.

By:
Name:
Title:

Signature Page to Purchase Agreement